Exhibit 99.1

  NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
CFO

(515) 232-6251

APRIL 18, 2008

AMES NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
AND FORECASTED EARNINGS FOR 2008

The Company had net income of $2,901,000, or $0.31 per share for the three months ended March 31, 2008, compared to net income of $2,521,000, or $0.27 per share, for the three months ended March 31, 2007, an increase of 15%.  The increase in net income can be primarily attributed to an improving net interest margin.  The improvement in margin was due to increased loan demand, improved investment yields and higher non-interest bearing deposits compared to one year ago.

The Company’s return on average assets was 1.33% and 1.21% for the three-month periods ending March 31, 2008 and 2007, respectively.  The Company’s return on average equity was 10.38% for the three months ended March 31, 2008 compared to 9.00% for the same period a year ago.

Net interest income for the first quarter increased $1,283,000, or 22%, from one year ago as interest income on earning assets increased and the interest expense on deposits dropped in concert with short-term market interest rates.  Interest income increased 4% while interest expense declined 14% compared to the same quarter last year.  Net interest margin for the quarter ended March 31, 2008 was 3.78% compared to 3.27% for the first quarter of 2007.

Non-interest income decreased $256,000, or 16%, primarily as the result of lower security gains on the Company’s investment portfolio.  Net securities gains on the Company’s investment portfolio were $21,000 in 2008 compared to $454,000 in 2007. Partially offsetting the decline related to security gains, was a higher level of trust income and an increase in fees received for the sale of loans to the secondary market.

Non-interest expense rose 5% in the first quarter of 2008 primarily due to higher costs of employee salaries and occupancy costs associated with the opening of First National Bank’s Ankeny office.  The Ankeny office was opened in May of 2007.  The efficiency ratio for the three months ended March 31, 2008 improved to 50.80% from 55.40% at March 31, 2007.  This improvement is indicative of the improved net interest income despite higher non-interest expense in the first quarter of 2008 over 2007.

Total assets increased to a record $901 million for the quarter ended March 31, 2008 compared to $857 million for same quarter last year, an increase of 5%.  The loan portfolio grew $16 million from one year ago primarily as a result of commercial loans originated in the Ankeny market.

Loans reached $460 million as of the end of the first quarter, 3% higher than the $444 million recorded on March 31, 2007.  The loan growth was primarily in the commercial and commercial real estate portfolios.  The allowance for loan losses as of March 31, 2008 and 2007 totaled $5,847,000 and $6,535,000, respectively.  The allowance represents 1.25% and 1.45% of loans at March 31, 2008 and 2007, respectively.  Net loan losses for each of the quarters ended March 31, 2008 and 2007 totaled $44,000 and $7,000, respectively.

Deposits totaled a record $710 million as of March 31, 2008, compared to the $689 million recorded as of March 31, 2007.  Deposit balances increased primarily as the result of higher demand deposit and money market balances compared to one year ago.

Capital levels remained stable at $113 million, the same level reported one year ago.  Total equity capital as of March 31, 2008 represented 12% of total assets.

Ames National Corporation stock, under the symbol ATLO, traded in the $18.26 to $20.95 range in the first quarter of 2008 and closed at $19.75 on March 31, 2008.

The Company is forecasting earnings for the year ending December 31, 2008, in the range of $1.19 to $1.24 per share compared to the $1.17 per share earned for the year ending December 31, 2007.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.

The Company’s earnings forecast for 2008 is a forward-looking statement under the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause the actual earnings to differ materially from forecasted earnings. A number of factors, many of which are beyond the Company's control, could cause actual earnings to differ significantly from those described in this forward-looking statement.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the areas in which the Company and the Banks operate, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	March 31,	March 31,
ASSETS	2008	2007

Cash and due from banks	$26,945,087	$18,571,224
Federal funds sold	32,500,000	13,974,000
Interest bearing deposits in financial institutions	1,586,397	1,020,123
Securities available-for-sale	356,097,147	354,595,476
Loans receivable, net	459,930,349	444,339,055
Loans held for sale	678,764	521,050
Bank premises and equipment, net	13,250,460	13,771,590
Accrued income receivable	7,568,233	7,557,719
Other assets	2,891,263	3,063,150
Total assets	$901,447,700	$857,413,387

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$79,858,986	$69,174,487
NOW accounts	174,726,257	177,802,564
Savings and money market	171,956,858	156,563,727
Time, $100,000 and over	107,276,114	105,825,829
Other time	175,816,848	180,232,717
Total deposits	709,635,063	689,599,324

Federal funds purchased and securities sold under agreements to repurchase	31,369,621	44,178,920
Other short-term borrowings	386,800	956,749
Long-term borrowings	39,500,000	2,000,000
Dividends payable	2,640,282	2,544,754
Deferred income taxes	384,548	1,001,661
Accrued expenses and other liabilities	5,029,049	4,558,559
Total liabilities	788,945,363	744,839,967

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,429,580 and 9,425,013 shares issued and outstanding at March 31, 2008 and March 31, 2007, respectively	18,859,160	18,850,026
Additional paid-in capital	22,588,691	22,498,904
Retained earnings	66,943,362	65,832,887
Accumulated other comprehensive income, net unrealized gain on securities available-for-sale	4,111,124	5,391,603
Total stockholders' equity	112,502,337	112,573,420

Total liabilities and stockholders' equity	$901,447,700	$857,413,387

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Interest and dividend income:
Loans, including fees	$7,818,231	$7,573,206
Securities:
Taxable	2,509,212	2,337,115
Tax-exempt	1,346,841	1,194,326
Federal funds sold	43,485	30,152
Dividends	296,494	390,568
Total interest income	12,014,263	11,525,367

Interest expense:
Deposits	4,427,567	5,325,205
Other borrowed funds	595,626	492,160
Total interest expense	5,023,193	5,817,365

Net interest income	6,991,070	5,708,002

Provision for loan losses	109,699	9,728

Net interest income after provision for loan losses	6,881,371	5,698,274

Noninterest income:
Trust department income	437,267	383,345
Service fees	429,338	428,614
Securities gains, net	21,369	453,523
Gain on sales of loans held for sale	186,292	104,100
Merchant and ATM fees	153,221	137,674
Other	164,727	140,878
Total noninterest income	1,392,214	1,648,134

Noninterest expense:
Salaries and employee benefits	2,579,908	2,499,953
Data processing	545,875	550,442
Occupancy expenses	428,101	321,404
Other operating expenses	704,811	703,150
Total noninterest expense	4,258,695	4,074,949

Income before income taxes	4,014,890	3,271,459

Provision for income taxes	1,114,262	750,445

Net income	$2,900,628	$2,521,014

Basic and diluted earnings per share	$0.31	$0.27

Dividends declared per share	$0.28	$0.27